April 30, 2024

Mr. Bruce Rosenberg

Treasurer

State Street Navigator Securities Lending Trust

c/o SSGA Funds Management, Inc.

One Iron Street

Boston, Massachusetts 02210

RE:	State Street Navigator Securities Lending Trust

Fee Waiver and/or Expense Reimbursement Arrangements

Dear Mr. Rosenberg:

SSGA Funds Management, Inc. (“SSGA FM”), as adviser to each series (each a “Fund” and collectively, the “Funds”) of the State Street Navigator Securities Lending Trust (the “Trust”), agrees until the date listed in the “Expiration Date” column below (the “Expiration Date”):

(i) to waive up to the full amount of the advisory fee payable by a Fund, and/or (ii) to reimburse a Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of non-recurring account fees and/or extraordinary expenses) exceed the following percentage of average daily net assets on an annual basis with respect to the below-listed Funds:

Fund Name	Expense Limitation	Expiration Date
State Street Navigator Securities Lending Government Money Market Portfolio	0.042%	April 30, 2025
State Street Navigator Securities Lending Portfolio I	0.042%	April 30, 2025
State Street Navigator Securities Lending Portfolio II	0.042%	April 30, 2025

The above stated fee waiver and/or expense reimbursement arrangement (i) supersedes any prior fee waiver and/or expense reimbursement arrangement the Fund and (ii) may only be terminated during the relevant period with the approval of the Fund’s Board of Trustees. SSGA FM and each Fund Officer are authorized to take such actions as any one of them deems necessary and appropriate to continue the above stated waiver and/or expense reimbursement for additional periods, including of one or more years, after the Expiration Date.

If these arrangements are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Barry F.X. Smith
Name:	Barry F.X. Smith
Title:	President

Accepted and Agreed:

STATE STREET NAVIGATOR SECURITIES LENDING TRUST,

ON BEHALF OF ITS SERIES,

STATE STREET NAVIGATOR SECURITIES LENDING GOVERNMENT MONEY

MARKET PORTFOLIO

STATE STREET NAVIGATOR SECURITIES LENDING PORTFOLIO I

STATE STREET NAVIGATOR SECURITIES LENDING PORTFOLIO II

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer